Exhibit 99.1
April 21, 2021
Phoenix, Arizona

Knight-Swift Transportation Holdings Inc. Reports First Quarter 2021 Revenue and Earnings
Knight-Swift Transportation Holdings Inc. (NYSE: KNX) ("Knight-Swift" or "the Company"), North America's largest truckload transportation company, today reported first quarter 2021 net income attributable to Knight-Swift of $129.8 million and Adjusted Net Income Attributable to Knight-Swift of $139.4 million. We reported GAAP earnings per diluted share of $0.77 for the first quarter of 2021, compared to $0.38 for the first quarter of 2020. Our Adjusted EPS was $0.83 for the first quarter of 2021, compared to $0.44 for the first quarter of 2020.

Key Financial Highlights
Our consolidated revenue, excluding trucking fuel surcharge, grew by 10.3% during the first quarter of 2021, as a result of revenue growth across all of our reportable segments. We generated consolidated Adjusted Net Income Attributable to Knight-Swift of $139.4 million, which represents an 83.0% increase from $76.2 million during the first quarter of 2020. Our Trucking segment overcame inclement weather conditions and driver sourcing challenges during the quarter and improved average revenue per tractor by 7.7%, which resulted in a 470 basis point improvement in the Adjusted Operating Ratio to 81.8% in the first quarter of 2021 from 86.5% in the first quarter of 2020. Our Logistics segment grew revenue by more than 50% and more than doubled operating income year-over-year. Despite weather and service disruptions during the first quarter of 2021, our Intermodal segment achieved year-over-year improvements in operating results, and we anticipate ongoing improvement in the coming quarters.
Knight-Swift Consolidated Results

	Quarter Ended March 31,
	2021	2020	Change
	(Dollars in thousands, except per share data)
Total revenue	$1,223,014	$1,124,798	8.7%
Revenue, excluding trucking fuel surcharge	$1,133,105	$1,027,095	10.3%
Operating income	$162,259	$102,119	58.9%
Adjusted Operating Income [1]	$175,250	$116,788	50.1%
Net income attributable to Knight-Swift	$129,790	$65,426	98.4%
Adjusted Net Income Attributable to Knight-Swift [1]	$139,433	$76,205	83.0%
Earnings per diluted share	$0.77	$0.38	102.6%
Adjusted EPS [1]	$0.83	$0.44	88.6%

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Other Income (Expenses), net — During the first quarter of 2021, we recognized $16.1 million in income within "Other income (expenses), net" in the condensed consolidated statements of comprehensive income, compared to $6.5 million of expense for the same quarter of last year. The year-over-year improvement was primarily driven by gains recognized within our portfolio of investments in the first quarter of 2021.
Income Taxes — The effective tax rate was 25.9% for the first quarter of 2021, compared to 27.2% for the first quarter of 2020. We expect the 2021 effective tax rate to be in the range of 25.5% to 27.0% before discrete items.

Dividend — The Company previously announced a quarterly cash dividend of $0.08 per share to stockholders of record on March 5, 2021, which was paid on March 26, 2021. On April 19, 2021, we announced a quarterly cash dividend of $0.10 per share to stockholders of record on June 4, 2021, which is a 25.0% (or $0.02) increase from our existing quarterly dividend, and is expected to be paid on June 28, 2021.
Share Repurchases — We repurchased $53.7 million worth of our common stock at an average price of $41.17 per share during the first quarter of 2021.

Segment Financial Performance
Trucking Segment

	Quarter Ended March 31,
	2021	2020	Change
	(Dollars in thousands)
Revenue, excluding fuel surcharge and intersegment transactions	$872,814	$821,084	6.3%
Operating income	$158,483	$107,334	47.7%
Adjusted Operating Income [1]	$158,807	$110,805	43.3%
Operating ratio	83.5%	88.3%	(480	bps)
Adjusted Operating Ratio [1]	81.8%	86.5%	(470	bps)

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Our Trucking segment includes our irregular route, dedicated, refrigerated, expedited, flatbed, and cross-border operations across our brands with 13,130 irregular route tractors and 5,094 dedicated route tractors. We grew revenue, excluding fuel surcharge and intersegment transactions, by 6.3% within the Trucking segment. Average revenue per tractor increased by 7.7%, driven by a 16.1% increase in revenue per loaded mile, excluding fuel surcharge and intersegment transactions. The rate improvement was partially offset by an increase in driver-related sourcing and other expenses during the quarter and a 7.3% decline in miles per tractor due to inclement weather and an increase in unseated tractors. In the first quarter of 2021, the Swift truckload operating segment generated an Adjusted Operating Ratio of 78.5%, while the Knight trucking operating segment generated an Adjusted Operating Ratio of 79.0%.
Logistics Segment

	Quarter Ended March 31,
	2021	2020	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$115,722	$76,757	50.8%
Operating income	$7,577	$3,719	103.7%
Adjusted Operating Income [1]	$7,577	$3,719	103.7%
Operating ratio	93.6%	95.3%	(170	bps)
Adjusted Operating Ratio [1]	93.5%	95.2%	(170	bps)

1See GAAP to non-GAAP reconciliation in the schedules following this release.

2

Revenue, excluding intersegment transactions, increased by 50.8% within our Logistics segment (which consists of our Knight and Swift brokerage services), as brokerage revenue per load increased by 43.0% and load volumes grew by 5.4%. Brokerage gross margin was 14.4% in the first quarter of 2021 and 14.7% in the first quarter of 2020, while Adjusted Operating Ratio improved by 170 basis points to 93.5% in the first quarter of 2021 from 95.2% in the first quarter of 2020. Within our power-only service offering, load volumes grew 56.2%, contributing to 161.6% revenue growth and representing over 25% of our total first quarter 2021 brokerage load volumes. During 2020, we introduced our Select platform, which digitally matches shippers with available capacity across our brands through frictionless transactions. During the first quarter of 2021, approximately 4,500 carriers were digitally matched with loads through our Select platform, representing approximately 20% of our brokerage load volume.
Intermodal Segment

	Quarter Ended March 31,
	2021	2020	Change
	(Dollars in thousands)
Revenue, excluding intersegment transactions	$106,971	$94,622	13.1%
Operating income (loss)	$3,457	$(2,737)	226.3%
Adjusted Operating Income (Loss) [1]	$3,457	$(2,689)	228.6%
Operating ratio	96.8%	102.9%	(610	bps)
Adjusted Operating Ratio [1]	96.8%	102.8%	(600	bps)

1See GAAP to non-GAAP reconciliation in the schedules following this release.
Revenue, excluding intersegment transactions within our Intermodal segment increased 13.1%, as revenue per load increased 10.2% and load counts increased 2.6%. We improved Adjusted Operating Ratio within the Intermodal segment to 96.8% in the first quarter of 2021, from 102.8% in the first quarter of 2020. Despite weather and service disruptions, year-over-year operating results within the Intermodal segment improved toward the end of the quarter. We anticipate sequential improvements in operating results in the coming quarters, as we focus on growing load counts and improving revenue per load.
Non-reportable Segments

	Quarter Ended March 31,
	2021	2020	Change
	(Dollars in thousands)
Total revenue	$50,669	$46,242	9.6%
Operating loss	$(7,258)	$(6,197)	17.1%

The non-reportable segments include support services provided to our customers and independent contractors (including repair and maintenance shop services, equipment leasing, warranty services, and insurance), trailer parts manufacturing, certain warehousing activities, as well as certain corporate expenses (such as legal settlements and accruals and $10.3 million in quarterly amortization of intangibles related to the 2017 merger). A $1.2 million increase in legal expenses resulted in a year-over-year increase in operating loss within the non-reportable segments.

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Consolidated Liquidity, Capital Resources, and Earnings Guidance
Cash Flow Sources (Uses)

	Quarter Ended March 31,
	2021	2020	Change
	(In thousands)
Net cash provided by operating activities	$306,113	$155,343	$150,770
Net cash used in investing activities	(74,141)	(125,582)	51,441
Net cash used in financing activities	(185,366)	(71,885)	(113,481)
Net increase (decrease) in cash, restricted cash, and equivalents [1]	$46,606	$(42,124)	$88,730
Net capital expenditures	$(43,845)	$(75,675)	$31,830

1"Net increase (decrease) in cash, restricted cash, and equivalents" is derived from changes within "Cash and cash equivalents," "Cash and cash equivalents – restricted," and the long-term portion of restricted cash included in "Other long-term assets" in the condensed consolidated balance sheets.
Liquidity and Capitalization — As of March 31, 2021, we had a balance of $853.2 million of unrestricted cash and available liquidity and $5.9 billion of stockholders' equity. The face value of our debt, net of unrestricted cash ("Net Debt") was $631.7 million as of March 31, 2021, which is a $126.4 million decrease from December 31, 2020. Free cash flow2 for the first quarter of 2021 was $262.3 million (computed as net cash provided by operating activities, less net capital expenditures). During the first quarter of 2021, we generated $306.1 million in operating cash flows, reduced our operating lease liabilities by $15.2 million, spent $39.3 million on acquisitions, and returned $67.3 million to our stockholders in the form of quarterly dividends and share repurchases. We continue to manage our leverage ratio relative to our targeted range and remain committed to a strong capital structure, which we believe will position us for long-term success and enable us to pursue further opportunities for organic growth, growth through acquisitions, and other capital allocation opportunities.
Equipment and Capital Expenditures — Gain on sale of revenue equipment increased to $10.5 million in the first quarter of 2021, compared to $3.0 million in the same quarter of 2020. The average age of our tractor fleet was 2.3 years in the first quarter of 2021, compared to 2.0 years in the same quarter of 2020. Capital expenditures, net of disposal proceeds, were $43.8 million for the first quarter of 2021. We expect net cash capital expenditures will be in the range of $450.0 million – $500.0 million for full-year 2021. Our net cash capital expenditures primarily represent replacements of existing tractors and trailers, as well as investment in our terminal network and driver amenities. From time-to-time, our capital expenditures may include acquisitions.
Guidance — We expect that Adjusted EPS3 for full-year 2021 will range from $3.45 to $3.60, which is an update from our previously-disclosed range of $3.20 to $3.40. Our expected Adjusted EPS3 range is based on the current truckload market, recent trends, and the current beliefs, assumptions, and expectations of management (including those referenced in the first quarter 2021 earnings presentation posted on our website).
The factors described under "Forward-Looking Statements," among others, could cause actual results to materially vary from this guidance. Further, we cannot estimate on a forward-looking basis, the impact of certain income and expense items on our earnings per share, because these items, which could be significant, may be infrequent, are difficult to predict, and may be highly variable. As a result, we do not provide a corresponding GAAP measure for, or reconciliation to, our Adjusted EPS2 guidance.
________
2Free cash flow is a non-GAAP measure.
3Our calculation of Adjusted EPS starts with GAAP diluted earnings per share and adds back the after-tax impact of intangible asset amortization (which is expected to be approximately $0.20 for full-year 2021), as well as noncash impairments and certain other unusual noncash items, if any.

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Other Information

About Knight-Swift
Knight-Swift Transportation Holdings Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of business units and terminals in the United States and Mexico to serve customers throughout North America. In addition to operating the country's largest tractor fleet, Knight-Swift also contracts with third-party equipment providers to provide a broad range of truckload services to our customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

Investor Relations Contact Information
David A. Jackson, President and Chief Executive Officer, or Adam W. Miller, Chief Financial Officer: (602) 606-6349

Forward-Looking Statements
This press release contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "strategy," ''focus," "outlook," "foresee," "will," "could," "should," "may," "continue," or similar expressions, which speak only as of the date the statement was made. Such statements are forward-looking statements and are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including without limitation: any projections of or guidance regarding earnings, earnings per share, revenues, cash flows, dividends, share repurchases, leverage ratio, capital expenditures, or other financial items; any statement of plans, strategies, and objectives of management for future operations; any statements concerning proposed acquisition plans, new services or developments; any statements regarding future economic, industry, or Company conditions or performance, including, without limitation, expectations regarding future supply or demand, volume, or truckload capacity, or any impacts of the COVID-19 global pandemic or other similar outbreaks; and any statements of belief and any statement of assumptions underlying any of the foregoing.  In this press release, such statements include, but are not limited to, statements concerning:
•any projections of or guidance regarding earnings, earnings per share, Adjusted EPS, revenues, cash flows, dividends, capital expenditures, or other financial items,
•future dividends,
•intentions regarding refinancing the Company's accounts receivable securitization, including the timing thereof,
•future effective tax rates,
•future performance of our reportable segments, including load volumes within our Intermodal segment,
•future capital structure, capital allocation, growth strategies and opportunities, and liquidity, and
•future capital expenditures, including funding of capital expenditures.
Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions, and expectations of management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of Knight-Swift's Annual Report on Form 10-K for the year ended December 31, 2020, and various disclosures in our press releases, stockholder reports, and other filings with the SEC.

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Financial Statements

Condensed Consolidated Statements of Comprehensive Income (Unaudited)

	Quarter Ended March 31,
	2021	2020
	(In thousands, except per share data)
Revenue:
Revenue, excluding trucking fuel surcharge	$1,133,105	$1,027,095
Trucking fuel surcharge	89,909	97,703
Total revenue	1,223,014	1,124,798
Operating expenses:
Salaries, wages, and benefits	370,370	354,833
Fuel	118,236	121,855
Operations and maintenance	68,070	68,404
Insurance and claims	55,643	54,280
Operating taxes and licenses	22,048	22,169
Communications	5,037	4,874
Depreciation and amortization of property and equipment	119,915	110,221
Amortization of intangibles	11,749	11,474
Rental expense	16,864	25,375
Purchased transportation	258,230	225,276
Impairments	—	902
Miscellaneous operating expenses	14,593	23,016
Total operating expenses	1,060,755	1,022,679
Operating income	162,259	102,119
Other (expenses) income:
Interest income	294	832
Interest expense	(3,486)	(6,107)
Other income (expenses), net	16,105	(6,507)
Total other (expenses) income, net	12,913	(11,782)
Income before income taxes	175,172	90,337
Income tax expense	45,329	24,554
Net income	129,843	65,783
Net income attributable to noncontrolling interest	(53)	(357)
Net income attributable to Knight-Swift	$129,790	$65,426

Earnings per share:
Basic	$0.77	$0.38
Diluted	$0.77	$0.38

Dividends declared per share:	$0.08	$0.08

Weighted average shares outstanding:
Basic	167,478	170,617
Diluted	168,374	171,282

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Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2021	December 31, 2020
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$194,650	$156,699
Cash and cash equivalents – restricted	47,867	39,328
Restricted investments, held-to-maturity, amortized cost	8,954	9,001
Trade receivables, net of allowance for doubtful accounts of $21,797 and $22,093, respectively	584,011	578,479
Contract balance – revenue in transit	20,104	14,560
Prepaid expenses	66,278	71,649
Assets held for sale	20,835	29,756
Income tax receivable	31	2,903
Other current assets	21,015	20,988
Total current assets	963,745	923,363
Property and equipment, net	2,975,644	2,992,652
Operating lease right-of-use assets	95,658	113,296
Goodwill	2,958,709	2,922,964
Intangible assets, net	1,393,346	1,389,245
Other long-term assets	132,373	126,482
Total assets	$8,519,475	$8,468,002

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$126,918	$101,001
Accrued payroll and purchased transportation	182,106	160,888
Accrued liabilities	143,168	88,894
Claims accruals – current portion	174,678	174,928
Finance lease liabilities – current portion	85,035	52,583
Operating lease liabilities – current portion	37,577	47,496
Accounts receivable securitization – current portion [1]	198,957	213,918
Total current liabilities	948,439	839,708
Revolving line of credit	115,000	210,000
Long-term debt – less current portion	299,063	298,907
Finance lease liabilities – less current portion	127,341	138,243
Operating lease liabilities – less current portion	62,549	69,852
Claims accruals – less current portion	174,766	174,814
Deferred tax liabilities	797,019	815,941
Other long-term liabilities	45,960	48,497
Total liabilities	2,570,137	2,595,962
Stockholders’ equity:
Common stock	1,655	1,665
Additional paid-in capital	4,309,792	4,301,424
Retained earnings	1,625,397	1,566,759
Total Knight-Swift stockholders' equity	5,936,844	5,869,848
Noncontrolling interest	12,494	2,192
Total stockholders’ equity	5,949,338	5,872,040
Total liabilities and stockholders’ equity	$8,519,475	$8,468,002

1    As of December 31, 2020 and March 31, 2021, the $199.0 million and the $213.9 million, respectively, outstanding balance of the accounts receivable securitization, gross of deferred loan costs, is due within twelve months, and is included in "Accounts receivable securitization – current portion." The Company intends to refinance prior to the July 9, 2021 due date.

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Segment Operating Statistics (Unaudited)

Quarter Ended March 31,
2021	2020	Change
Trucking
Average revenue per tractor [1]	$47,894	$44,474	7.7%
Non-paid empty miles percentage	12.8%	12.8%	—	bps
Average length of haul (miles)	412	428	(3.7%)
Miles per tractor	20,928	22,568	(7.3%)
Average tractors	18,224	18,462	(1.3%)
Average trailers	59,797	57,716	3.6%

Logistics
Revenue per load – Brokerage only [2]	$1,971	$1,378	43.0%
Gross margin – Brokerage only	14.4%	14.7%	(30)	bps

Intermodal
Average revenue per load [2]	$2,549	$2,314	10.2%
Load count	41,968	40,889	2.6%
Average tractors	597	601	(0.7%)
Average containers	10,846	9,856	10.0%

1Computed with revenue, excluding fuel surcharge and intersegment transactions
2Computed with revenue, excluding intersegment transactions

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Non-GAAP Financial Measures and Reconciliations
The terms "Adjusted Net Income Attributable to Knight-Swift," "Adjusted Operating Income," "Adjusted EPS," "Adjusted Operating Ratio," and "Free Cash Flow," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted Net Income Attributable to Knight-Swift, Adjusted EPS, Adjusted Operating Income, and Adjusted Operating Ratio as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. Management and the board of directors use Free Cash Flow as a key measure of our liquidity, which is defined under "Liquidity and Capitalization" above. Free Cash Flow does not represent residual cash flow available for discretionary expenditures. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance.
Adjusted Net Income Attributable to Knight-Swift, Adjusted Operating Income, Adjusted EPS, Adjusted Operating Ratio, and Free Cash Flow are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

Non-GAAP Reconciliation (Unaudited):
Adjusted Operating Income and Adjusted Operating Ratio [1]

	Quarter Ended March 31,
	2021	2020
GAAP Presentation	(Dollars in thousands)
Total revenue	$1,223,014	$1,124,798
Total operating expenses	(1,060,755)	(1,022,679)
Operating income	$162,259	$102,119
Operating ratio	86.7%	90.9%

Non-GAAP Presentation
Total revenue	$1,223,014	$1,124,798
Trucking fuel surcharge	(89,909)	(97,703)
Revenue, excluding trucking fuel surcharge	1,133,105	1,027,095

Total operating expenses	1,060,755	1,022,679
Adjusted for:
Trucking fuel surcharge	(89,909)	(97,703)
Amortization of intangibles [2]	(11,749)	(11,474)
Impairments [3]	—	(902)
Legal accruals [4]	(1,242)	—
COVID-19 incremental costs [5]	—	(2,293)
Adjusted Operating Expenses	957,855	910,307
Adjusted Operating Income	$175,250	$116,788
Adjusted Operating Ratio	84.5%	88.6%

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1     Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating ratio to consolidated non-GAAP Adjusted Operating Ratio.
2    "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in the 2017 Merger and other acquisitions.
3    "Impairments" for the first quarter of 2020 reflect the impairment of trailer tracking equipment (within the Trucking segment).
4    "Legal accruals" are included in "Miscellaneous operating expenses" in the condensed consolidated statements of comprehensive income and reflect costs related to certain class action lawsuits arising from employee related matters.
5    "COVID-19 incremental costs" reflects costs incurred during the first quarter of 2020 that were directly attributable to the pandemic and were incremental to those incurred prior to the outbreak. These include payroll premiums paid to our drivers and shop mechanics, additional disinfectants and cleaning supplies, and various other pandemic-specific items. The costs are clearly separable from our normal business operations and are not expected to recur once the pandemic subsides.

Non-GAAP Reconciliation (Unaudited):
Adjusted Net Income Attributable to Knight-Swift and Adjusted EPS [1]

	Quarter Ended March 31,
	2021	2020
	(Dollars in thousands, except per share data)
GAAP: Net income attributable to Knight-Swift	$129,790	$65,426
Adjusted for:
Income tax expense attributable to Knight-Swift	45,329	24,554
Income before income taxes attributable to Knight-Swift	175,119	89,980
Amortization of intangibles [2]	11,749	11,474
Impairments [3]	—	902
Legal accruals [4]	1,242	—
COVID-19 incremental costs [5]	—	2,293
Adjusted income before income taxes	188,110	104,649
Provision for income tax expense at effective rate	(48,677)	(28,444)
Non-GAAP: Adjusted Net Income Attributable to Knight-Swift	$139,433	$76,205

Note: Because the numbers reflected in the table below are calculated on a per share basis, they may not foot due to rounding.

	Quarter Ended March 31,
	2021	2020
GAAP: Earnings per diluted share	$0.77	$0.38
Adjusted for:
Income tax expense attributable to Knight-Swift	0.27	0.14
Income before income taxes attributable to Knight-Swift	1.04	0.53
Amortization of intangibles [2]	0.07	0.07
Impairments [3]	—	0.01
Legal accruals [4]	0.01	—
COVID-19 incremental costs [5]	—	0.01
Adjusted income before income taxes	1.12	0.61
Provision for income tax expense at effective rate	(0.29)	(0.17)
Non-GAAP: Adjusted EPS	$0.83	$0.44

1Pursuant to the requirements of Regulation G, these tables reconcile consolidated GAAP net income attributable to Knight-Swift to non-GAAP consolidated Adjusted Net Income Attributable to Knight-Swift and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

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2Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 2.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 3.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 4.
5Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio [1]

	Quarter Ended March 31,
Trucking Segment	2021	2020
GAAP Presentation	(Dollars in thousands)
Total revenue	$962,947	$919,061
Total operating expenses	(804,464)	(811,727)
Operating income	$158,483	$107,334
Operating ratio	83.5%	88.3%
Non-GAAP Presentation
Total revenue	$962,947	$919,061
Fuel surcharge	(89,909)	(97,703)
Intersegment transactions	(224)	(274)
Revenue, excluding fuel surcharge and intersegment transactions	872,814	821,084

Total operating expenses	804,464	811,727
Adjusted for:
Fuel surcharge	(89,909)	(97,703)
Intersegment transactions	(224)	(274)
Amortization of intangibles [2]	(324)	(324)
Impairments [3]	—	(902)
COVID-19 incremental costs [4]	—	(2,245)
Adjusted Operating Expenses	714,007	710,279
Adjusted Operating Income	$158,807	$110,805
Adjusted Operating Ratio	81.8%	86.5%

1     Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets identified in historical Knight acquisitions.
3Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 3.
4Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.

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Non-GAAP Reconciliation (Unaudited):
Segment Adjusted Operating Income and Adjusted Operating Ratio — Continued [1]

	Quarter Ended March 31,
Logistics Segment	2021	2020
GAAP Presentation	(Dollars in thousands)
Total revenue	$118,887	$79,198
Total operating expenses	(111,310)	(75,479)
Operating income	$7,577	$3,719
Operating ratio	93.6%	95.3%
Non-GAAP Presentation
Total revenue	$118,887	$79,198
Intersegment transactions	(3,165)	(2,441)
Revenue, excluding intersegment transactions	115,722	76,757

Total operating expenses	111,310	75,479
Adjusted for:
Intersegment transactions	(3,165)	(2,441)
Adjusted Operating Expenses	108,145	73,038
Adjusted Operating Income	$7,577	$3,719
Adjusted Operating Ratio	93.5%	95.2%

	Quarter Ended March 31,
Intermodal Segment	2021	2020
GAAP Presentation	(Dollars in thousands)
Total revenue	$107,066	$94,731
Total operating expenses	(103,609)	(97,468)
Operating income (loss)	$3,457	$(2,737)
Operating ratio	96.8%	102.9%
Non-GAAP Presentation
Total revenue	$107,066	$94,731
Intersegment transactions	(95)	(109)
Revenue, excluding intersegment transactions	106,971	94,622

Total operating expenses	103,609	97,468
Adjusted for:
Intersegment transactions	(95)	(109)
COVID-19 incremental costs [2]	—	(48)
Adjusted Operating Expenses	103,514	97,311
Adjusted Operating Income (Loss)	$3,457	$(2,689)
Adjusted Operating Ratio	96.8%	102.8%

1Pursuant to the requirements of Regulation G, this table reconciles GAAP operating ratio to non-GAAP Adjusted Operating Ratio.
2Refer to Non-GAAP Reconciliation (Unaudited): Adjusted Operating Income and Adjusted Operating Ratio – footnote 5.

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